Exhibit 99.1

TOREADOR ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2009 FINANCIAL RESULTS

•                  Total revenue for 2009 was $19.2 million; total costs and expenses were $35.4 million.

•                  Loss from discontinued operations was $10.1 million; net loss available to common shares was $25.4 million.

•                  Production for year was 328 mboe.

•                  Capital expenditures for 2009 totaled $7.1 million.

•                  Year-end cash and cash equivalents balance was $8.7 million.

•                  Repurchase of $25.7 million of our 5.00% Convertible Senior Notes for $21.3 million.

•                  A current ratio of 0.34 to 1; debt to equity ratio of 8.90 to 1.

•                  Process to identify a partner for unconventional assets progressing.

Paris, France — (March 15, 2010) — Toreador Resources Corporation (NASDAQ: TRGL) today announced its unaudited fourth quarter and full year 2009 financial results.

Craig McKenzie, President and CEO of Toreador, said, “Toreador’s fourth quarter and full-year financial results reflect a turn-around year for the company.  A year ago we undertook a set of governance, financial, and operational initiatives to improve performance for the benefit of our shareholders.  Today I am pleased to report that we have a much-improved balance sheet where our debt has been reduced to a sustainable level, a streamlined operating and cost structure, and an asset portfolio that is singularly focused on oil exploration and production in France.  The French assets include a stable, low-decline conventional base, which had a 27% increase in 1P reserves after deducting 2009 production and has further growth potential that we intend to pursue in 2010.  We believe the unconventional shale oil potential in the Paris Basin is a growth opportunity for the company.  With our acreage holding of 750,000 acres, applications for additional acreage pending, and a partnering process that is progressing, we believe we are on track to drill in the second half of this year to commence the proof of concept phase for this resource.”

FOURTH QUARTER 2009 FINANCIAL RESULTS

Unaudited

	Three months ended December 31,		Change
($ millions, except where noted)	2009	2008	(units)
Revenue*	$6.1	$4.7	1.4
Operating loss*	(5.0)	(3.1)	(1.9)
Loss available to common shares	(5.0)	(38.5)	33.6
Basic loss per share ($/share)	$(0.24)	$(1.93)	1.69
Diluted loss per share ($/share)	$(0.24)	$(1.93)	1.69
Production (MBOE)*	80	87
Average realized price ($/BOE)*	$76.25	$53.45

*Continued operations

Fourth quarter 2009 revenues increased to $6.1 million from $4.7 million in the same period last year, primarily due to a 34% increase in the average price received for oil sales, which offset a 8% decline in production compared to same period last year.

Toreador recorded an operating loss in the fourth quarter of 2009 of $5 million, compared to an operating loss of $3.1 million in the same period last year.  Non-cash expenses in the fourth quarter of 2009 include depreciation, depletion and amortization of $1.3 million and $0.8 million of stock compensation expense, which is included in general and administrative expense.

Lease operating expense in the three months ended December 31, 2009 was $3.4 million, and general and administrative expense net of stock compensation expense was approximately $5 million.

For the three months ended December 31, 2009, the company reported a loss available to common shares of $5.0 million, or $0.25 per diluted share, compared to a loss available to common shares of $38.5 million in the fourth quarter of 2008, or $1.93 per diluted share.

Diluted weighted average shares outstanding in the fourth quarter of 2009 were 21.0 million, compared to 20.0 million diluted weighted average shares outstanding in the fourth quarter of 2008.

Production Data for the Three Months Ended December 31,

	2009	2008

Production:

Oil (MBbls):

France	80	87

Total	80	87

	2009	2008

Average Price:

Oil ($/Bbl):

France	$76.25	$53.45

Total	$76.25	$53.45

FULL YEAR 2009 FINANCIAL RESULTS

Unaudited

	Twelve months ended
	December 31,		Change
($ millions, except where noted)	2009	2008	(units)
Revenue*	$19.2	$34.2	(15.0)
Operating income (loss)*	(16.2)	1.6	(17.8)
Income (loss) available to common shares	(25.4)	(108.6)	83.2
Basic income (loss) per share ($/share)	$1.22	$5.48	(4.26)
Diluted income (loss) per share ($/share)	$1.22	$5.48	(4.26)
Production (MBOE)*	328	365	(37)
Average realized price ($/BOE)*	$57.17	$93.32	(36.15)

* Continued operations

For full year 2009, revenues from continuing operations (France) decreased to $19.2 million from $34.2 million for the same period last year primarily due to the global decrease in oil prices and decreased production. Cost and expenses were $35.4 million compared to $32.6 million in 2008.

An operating loss of $16.2 million was recorded in 2009 compared to a $1.6 million operating income in 2008.

Lease operating expenses for the twelve months ended December 31, 2009 were $8.4 million compared to $9.3 million for 2008, a decrease primarily due to a decrease in production.

General and administrative expense was $20.4 million, of which $3.6 million was stock compensation, $0.9 million was severance payments to former officers, $0.5 million was legal and consulting expenses due to the sale of our subsidiaries in Turkey and Hungary and $4.0 million of costs associated with the Dallas office/ relocation of our headquarters to Paris, France.

As a result, general and administrative expense before stock compensation, cost incurred due to resignation of former officers, costs associated with subsidiary sales and costs associated with the Dallas office/relocation of headquarters, was $11.3 million for the twelve months ended December 31, 2009, compared with $9.8 million for the comparable period of 2008.

Non-cash operating expenses recorded in 2009 included depreciation, depletion and amortization of $5.8 million and stock compensation of $3.6 million.

For the year ended December 31, 2009, the Company recorded a gain on the early extinguishment of debt of $3.3 million, which was due to the repurchase of $25.7 million principal amount of our 5.00% convertible senior notes on the open market and through privately negotiated transactions for $21.3 million plus accrued interest and prepaid loan fees.  In the comparable period of 2008, the Company recorded gain on the early extinguishment of debt of $0.5 million due to the repurchase of $6 million principal amount of our 5.00% convertible senior notes on the open market and through privately negotiated transactions for $5.3 million plus accrued interest and prepaid loan fees.

Discontinued operations recorded a loss of $10.1 million compared to $101.6 million in 2008.

Loss available to common shares decreased to $25.4 million, or $1.22 per diluted share, in 2009 from a loss available to common shares of $108.6 million, or $5.48 per diluted share for 2008.

Diluted weighted average shares outstanding for the year ended December 31, 2009 were 20.7 million, compared to 19.8 million diluted weighted average shares outstanding in the comparable period of 2008.

For the Years Ended December 31,

	2009	2008

Production:

Oil (MBbls):

France	328	365

Total	328	365

	2009	2008

Average Price:

Oil ($/Bbl):

France	$57.17	$93.32

Total	$57.17	$93.32

Proved, Probable and Possible Reserves at December 31, 2009 as compared to 2008

	December 31,
	2009*	2008***
	(MBbl)	(MBbl)
Proved developed	5,383	4,385
Proved undeveloped	422	530
Total Proved	5,805	4,915
Probable	3,333	3,492
Possible	5,202	370

*Audited by Gaffney, Cline & Associated Ltd.

** Audited by LaRoche Petroleum Consultants

As of December 31, 2009, our proved reserves were 5.8 mmbbl compared to 4.9 mmbbl for 2008.  All of our proved reserves are located in the Paris Basin, France, and the Neocomian Complex accounted for 93.31% of our proved reserves at December 31, 2009.  This approximately 18.36% increase can be accounted for by improved performance of the Neocomian Complex, which led to lower assumed decline. Because of the low decline and maturity of the Neocomian Complex, changes in the price used to calculate reserves from year to year do not have a significant effect on our reserves estimates.

OPERATIONAL UPDATE

La Garenne Well

We began drilling on the La Garenne well on November 12, 2009. The well confirmed a five-meter reservoir within a 50-meter oil column in the target Dogger formation. Based on our continued evaluation of the well results, we believe the well confirms a porous and hydrocarbon-bearing reservoir with a localized low-permeability area at the crest of the structure. We completed production testing of the well in January 2010, and the results were inconclusive. The well flowed only limited quantities from one of its two horizons in the Dogger. We intend to formulate a development plan for La Garenne following a more detailed analysis. We expect that the vertical well drilled would be used as a water disposal or an injection well in the development of this field.

Strategic Partner Process

In November 2009, our Board of Directors retained RBC Capital Markets to assist the Board’s Strategic Committee in the review of various strategic alternatives. The approach we are principally focused on is identifying a potential partner to assist us, through a farm-out agreement or other means, in exploiting our shale oil acreage in the Paris Basin. Our current priority is to execute a proof of concept program by drilling, completing and testing three pilot wells in the second half of 2010, subject to approval of drilling by the French government, for which we intend to submit an application by the end of March 2010.  To the extent we are able to reach agreement with a partner, we expect that this process could be completed during the first half of 2010, with development intended to begin thereafter.

RECENT DEVELOPMENTS

Convertible Notes Exchange

On February 1, 2010, Toreador consummated an exchange transaction, or the Convertible Notes Exchange. In the Convertible Notes Exchange, in exchange for (a) $22,231,000 principal amount of its outstanding 5.00% Convertible Senior Notes due 2025, or the Old Notes, and (b) $9.4 million cash, we issued $31,631,000 aggregate principal amount its 8.00%/7.00% Convertible Senior Notes due 2025, or the New Convertible Senior Notes, and paid accrued and unpaid interest on the Old Notes.

Public Offering

On February 12, 2010, we completed a registered underwritten public offering of 3,450,000 shares of common stock, including 450,000 shares of common stock acquired by the underwriters from us to cover over-allotment options.  The net proceeds to Toreador from the offering were approximately $27.2 million, after deducting underwriting discounts, commissions and estimated offering expenses.

We intend to use the net proceeds, together with cash on hand, to satisfy payment obligations arising from the holders’ exercise, if any, of their right on October 1, 2010 to require the Company to repurchase its 5.00% Convertible Senior Notes due 2025 and for general corporate purposes, which may include working capital, capital expenditures and acquisitions.

CONFERENCE CALL

A conference call to discuss fourth quarter 2009 and fiscal year 2009 results and current operational activities will be held today at 11:00 am EDT.

The conference leader will be Craig M. McKenzie, President and Chief Executive Officer.

Approximately 10 minutes before the conference call participants who wish to ask questions during the call should dial 1 (800) 762-8779 from within the U.S. or 1 (480) 629-9771 from outside the U.S. and provide the conference ID# 4236105 to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Call” link.

Those unable to participate in the live call may hear the rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Call” link or may dial 1 (800) 406-7325 within the U.S. or 1 (303)

590-3030 from outside the U.S., access code 4236105, to listen to a replay of the call.  Phone replays will be available for 14 days after the call.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to:

•                  our need and ability to raise additional capital or obtain alternative financing;

•                  our ability to maintain or renew our existing exploration permits or exploitation concessions or obtain new ones;

•                  the effect of our indebtedness on our financial health and business strategy;

•                  our ability to obtain a strategic partner for our pilot program in the Paris Basin Oil Shale;

•                  our ability to execute our business strategy and be profitable;

•                  our ability to replace reserves;

•                  a change in the SEC position on our calculation of proved reserves;

•                  the loss of the current purchaser of our oil production;

•                  results of our hedging activities;

•                  the loss of senior management or key employees;

•                  political, legal and economic risks associated with having international operations

•                  disruptions in production and exploration activities in the Paris Basin;

•                  currency fluctuations;

•                  failure to maintain adequate internal controls;

•                  indemnities granted by us in connection with dispositions of our assets;

•                  unfavorable results of legal proceedings;

•                  assessing and integrating acquisition prospects;

•                  declines in prices for crude oil;

•                  our ability to compete in a highly competitive oil and gas industry;

•                  our ability to obtain equipment and personnel;

•                  extensive regulation, including environmental regulation, to which we are subject;

•                  terrorist activities;

•                  our success in development, exploitation and exploration activities;

•                  reserves estimates turning out to be inaccurate;

•                  differences between the present value and market value of our reserves and

•                  and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.

The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to Investors — The Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  New SEC rules now also permit disclosure of probable reserves, which are reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered, and possible reserves, which are reserves that are less certain to be recovered than probable reserves.  Investors are urged to also consider closely the disclosure in our most recent Form 10-K, available from use by calling (214) 559-3933.  You can also obtain this form from the SEC at www.sec.gov.

ABOUT TOREADOR

Toreador Resources Corporation is an independent energy company engaged in the exploration and production of crude oil with interests in developed and undeveloped oil properties in the Paris Basin, France.  The company’s website, www.toreador.net provides more information about Toreador.

Contact:

Shirley Z. Anderson, Corporate Secretary

Toreador Resources Corporation

T:  +1 469 369-8531

sanderson@toreador.net

TOREADOR RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except per share data)

	Year Ended Dec. 31,
	2009	2008

Revenue:
Oil and natural gas sales	$19,236	$34,150

Operating costs and expenses:
Lease operating expense	8,396	9,263
Exploration expense	138	1,224
Dry hole and abandonment	—	—
Depreciation, depletion and amortization	5,763	4,994
Impairment of oil and natural gas properties and intangible assets	—	2,282
General and administrative	20,360	13,042
Loss on oil and gas derivative contracts	879	1,781
Loss on sale of properties and other assets	(121)	—
Total operating costs and expenses	35,415	32,586

Operating income (loss)	(16,179)	1,564
Other income (expense):
Equity in earnings of unconsolidated investments	—	—
Foreign currency exchange gain (loss)	169	(145)
Interest and other income	251	775
Gain on the extinguishment of debt	3,345	458
Interest expense	(3,368)	(4,170)
Total other income (expense)	397	(3,082)

Loss from continuing operations before income taxes	(15,782)	(1,518)
Income tax benefit (provision)	450	(5,502)
Loss from continuing operations, net of tax	(15,332)	(7,020)
Loss from discontinued operations, net of tax	(10,080)	(101,585)
Net loss	(25,412)	(108,605)
Preferred dividends	—	—
Loss available to common shares	$(25,412)	$(108,605)
Basic loss available to common shares per share from:
Continuing operations	$(0.75)	$(0.35)
Discontinued operations	(0.49)	(5.13)
	$(1.24)	$(5.48)
Diluted loss available to common shares per share from:
Continuing operations	$(0.75)	$(0.35)
Discontinued operations	(0.49)	(5.13)
	$(1.24)	$(5.48)
Weighted average shares outstanding:
Basic	20,564	19,831
Diluted	20,564	19,831
Statement of Comprehensive Loss
Net loss	$(25,412)	$(108,605)
Foreign currency translation adjustments	4,561	(5,254)
Foreign currency translation adjustment for subsidiaries sold	(30,161)	—
Comprehensive income (loss)	$(30,161)	$(113,859)

TOREADOR RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,
	2009	2008

Oil and natural gas sales	$6,140	$4,672

Operating costs and expenses:
Lease operating	3,367	2,425
Exploration expense	8	986
Depreciation, depletion and amortization	1,227	1,519
General and administrative	5,697	2,607
(Gain) loss on oil and gas derivative contracts	886	269
Total operating costs and expenses	11,185	7,806
Operating loss	(5,045)	(3,134)

Other income (expense):
Foreign currency exchange gain (loss)	38	14
Interest and other income	(501)	266
Interest expense, net of interested capitalized	(808)	(1,048)
Total other income (expense)	(1,271)	(768)

Loss before taxes	(6,316)	(3,902)
Income tax benefit (provision)	(552)	768
Loss from continuing operations	(6,868)	(3,134)
Income (loss) from discontinued operations, net of tax	1,908	(35,347)
Net loss	(4,960)	(35,481)
Loss available to common shares	$(4,960)	$(35,481)

Basic income (loss) available to common shares per share:
From continuing operations	$(0.32)	$(0.16)
From discontinued operations	0.10	(1.77)
	$(0.22)	$(1.93)
Diluted income (loss) available to common shares per share:
From continuing operations	$(0.32)	$(0.16)
From discontinued operations	0.10	(1.77)
	$(0.22)	$(1.93)
Weighted average shares outstanding:
Basic	21,002	19,985
Diluted	21,002	19,985